Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces 2004 Fourth Quarter and Year End Financial Results

Princeton, N.J.; February 28, 2005 – Medarex, Inc. (Nasdaq: MEDX) announced today its financial results for the quarter and year ended December 31, 2004. Medarex’s net loss for the year ended December 31, 2004 was $186.5 million or ($2.29) per share as compared to a net loss of $129.3 million or ($1.65) per share for 2003.  The net loss for 2004 includes the following previously reported items representing approximately ($0.48) per share: approximately $10.2 million of debt conversion expense associated with Medarex’s redemption of its 4.25% Convertible Senior Notes due August 15, 2010, an increase in license fees of approximately $12.3 million, a non-cash impairment charge of $7.3 million related to a write-down of Medarex’s investments in certain of its corporate partners, approximately $5.5 million in non-capitalizable expenses associated with the acquisition of Ability Biomedical Corporation and a net loss on the extinguishment of its 4.50% Convertible Subordinated Notes due July 1, 2006 of approximately $4.2 million.

Total revenues for the year ended December 31, 2004 were $12.5 million as compared to $11.2 million for 2003.

Research and development (R&D) expenses for the year ended December 31, 2004 increased by $26.5 million, from $95.5 million in 2003 to $122.0 million in 2004. This increase in R&D expenses was primarily attributable to increased license fees, the costs associated with the preparation for the MDX-010 Phase III clinical trial, which began in the third quarter of 2004, and the expanded MDX-060 Phase II clinical trial. General and administrative expenses increased by $2.6 million for the year ended December 31, 2004, from $21.7 million in 2003 to $24.3 million in 2004. This increase was principally due to additional professional fees associated with the expansion of our partnerships and collaborative activities.

Equity in net loss of affiliate, a non-cash expense, was $19.8 million for the year ended December 31, 2004, reflecting Medarex’s share (approximately 25% at December 31, 2004) of Genmab A/S’s net loss, which is accounted for using the equity method.

Medarex ended 2004 with approximately $388.5 million in cash, cash equivalents, marketable securities and segregated cash.  In addition, the book value of Medarex’s equity interest in IDM S.A. was approximately $41.2 million as of December 31, 2004, and the market value of Medarex’s equity interest in Genmab as of December 31, 2004 was approximately $134.8 million.

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For the three-month period ended December 31, 2004, Medarex reported a net loss of $57.0 million or ($0.66) per share. The net loss for the three-month period ended December 31, 2004 includes approximately ($0.20) per share attributed to the following: approximately $10.2 million of debt conversion expense associated with Medarex’s redemption of its 4.25% Convertible Senior Notes due August 15, 2010, and a non-cash impairment charge of approximately $7.0 million related to a write-down of Medarex’s investment in one of its corporate partners. This compares to a net loss of $37.3 million, or ($0.47) per share for the three-month period ended December 31, 2003.

Medarex’s product development and business accomplishments during the fourth quarter of 2004 include the following:

•                  Forming a global development and commercialization collaboration with Bristol-Myers Squibb Company (BMS) for MDX-010 and MDX-1379, which included up to $480.0 million in potential regulatory and sales-related milestones and an initial cash payment of $25.0 million and a $25.0 million purchase of Medarex stock by BMS, all of which became effective in January 2005;

•                  Collaborating with MedImmune, Inc. to develop and commercialize anti-interferon alpha and type-I interferon receptor antibodies for the treatment of autoimmune diseases, which included an upfront milestone payment of $15.0 million and the option to co-develop and co-promote the resulting antibody products;

•                  Receiving Fast Track designation from the U.S. Food and Drug Administration (FDA) for MDX-010 in combination with MDX-1379 for the treatment of unresectable Stage III and Stage IV metastatic melanoma;

•                  Receiving Orphan Drug designation from the FDA for MDX-060, a fully human anti-CD30 antibody, for the treatment of Hodgkin’s disease;

•                  Presenting positive complete and partial response Phase I and II data for MDX-060 in patients with refractory or relapsed CD30-positive lymphomas at the ASH conference;

•                  Announcing positive Phase I/II data using MDX-018 (also known as HuMax™-Inflam) to treat patients suffering from an autoimmune disease;

•                  Announcing the receipt of a milestone payment from Amgen Inc. for Amgen’s advancement of a second UltiMAb®-derived antibody into clinical trials;

•                  Announcing the receipt of two NIH grants and a collaboration with PharmAthene, Inc. for the development and commercialization of MDX-1303, a fully human antibody targeting the anthrax protective antigen; and

•                  Announcing the redemption of approximately $147.0 million of 4.25% Convertible Senior Notes due August 15, 2010. All of the 4.25% notes were converted into 21,875,353 shares of common stock in January 2005.

In addition to fourth quarter events, other 2004 highlights include:

•                  Commencement of the MDX-010/MDX-1379 Phase III pivotal study for metastatic melanoma, following receipt of a Special Protocol Assessment (SPA) agreement from the FDA;

•                  Receiving approximately $110.0 million through a series of agreements with Pfizer, Inc. under which (i) Medarex and Pfizer exchanged non-exclusive licenses to patents relating to anti-CTLA-4 antibodies with the potential for Medarex to receive milestone and royalty payments based upon commercial sales of any Pfizer anti-CTLA-4 antibody product, and (ii) Pfizer has the right to develop up to 50 antibody products using Medarex’s UltiMAb technology over the next ten years;

•                  Presenting at the 2004 annual meeting of ASCO complete and partial response data that showed a 17% overall response rate in patients with metastatic melanoma treated in a Phase II clinical study of MDX-010 in combination with chemotherapy;

•                  Initiating a Phase II clinical trial with MDX-070, a fully human anti-PSMA antibody for prostate cancer, following a Phase I safety data report;

•                  Announcing the commencement of Phase I clinical trials for antibody programs being developed by (i) Eli Lilly and Company, (ii) Medarex and the Massachusetts Biologic Laboratories for MDX-066, and (iii) Medarex and Cell Genesys for MDX-010 in combination with GVAX® for prostate cancer;

•                  Purchasing Ability Biomedical Corporation to strengthen Medarex’s development pipeline with a wholly-owned antibody program that targets IP-10, an inflammatory chemokine believed to be expressed in diseases such as rheumatoid arthritis, inflammatory bowel disease and multiple sclerosis; and

•                  Completing a $150.0 million private placement of 2.25% Convertible Senior Notes due in May 15, 2011 to refinance Medarex’s then outstanding 4.50% Convertible Subordinated Notes due 2006.

“We believe that 2004 was a year of significant accomplishments for Medarex as we made substantial progress in our product development efforts for many of our antibody programs, most notably, starting the Phase III MDX-010 clinical trial and presenting Phase II MDX-060 data,” said Donald L. Drakeman, President and CEO of Medarex. “We also formed major partnerships around late-stage and preclinical programs with Bristol-Myers Squibb, Pfizer and MedImmune; and we strengthened our cash position and balance sheet. We believe that our accomplishments continue to build and highlight our value as a dynamic biopharmaceutical company with many exciting prospects ahead.”

Medarex will hold a public conference call today at 4:30 PM Eastern time to discuss earnings and other business results. To access the call live, please dial 1-800-901-5248 within the U.S. or 1-617-786-4512 outside the U.S. The conference call passcode number is 72301049. The call will also be broadcast live via the Internet at www.medarex.com/Investor/Webcasts.htm.  An archived broadcast of the call will be available until midnight Eastern time, March 7, 2005. The archive may be accessed via the Internet at www.medarex.com or by dialing 1-888-286-8010 within the U.S. or 1-617-801-6888 outside the U.S. The archive conference call passcode number is 57655290.

Medarex is a biopharmaceutical company focused on the discovery and development of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody products for itself and its partners. Twenty-two of these therapeutic products derived from Medarex technology are currently in human clinical testing, with the most advanced product presently in a Phase III clinical trial. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties associated with the collaborative process, uncertainties related to product manufacturing as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent Quarterly Reports on Form 10-Q.  There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo and UltiMAb® are registered trademarks of Medarex, Inc. All rights are reserved.

(See attached table.)

MEDAREX, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	(unaudited)		(unaudited)	(1)
	2004	2003	2004	2003

Sales	$—	$—	$—	$25
Contract and license revenues	4,953	2,699	12,474	11,149
Total revenues	4,953	2,699	12,474	11,174

Costs and expenses:
Cost of sales	—	—	—	3
Research and development	28,312	23,441	122,007	95,459
General and administrative	7,329	5,523	24,314	21,727
Acquisition of in-process technology	16	6,500	5,455	6,500
Operating loss	(30,704)	(32,765)	(139,302)	(112,515)

Equity in net loss of affiliate	(5,313)	(3,404)	(19,791)	(14,997)
Interest income (expense), net	(3,988)	334	(5,684)	534
Impairment loss on investments	(6,993)	(1,400)	(7,309)	(1,400)
Debt conversion expense and net loss on extinguishment of debt	(10,151)	—	(14,392)	—
Loss before provision (benefit) for income taxes and cumulative effect of change in accounting principle	(57,149)	(37,235)	(186,478)	(128,378)
Provision (benefit) for income taxes	(160)	24	31	69
Loss before cumulative effect of change in accounting principle	(56,989)	(37,259)	(186,509)	(128,447)
Cumulative effect of change in accounting principle	—	—	—	(830)
Net loss	$(56,989)	$(37,259)	$(186,509)	$(129,277)
Basic and diluted net loss per share:
Loss before cumulative effect of change in accounting principle	$(0.66)	$(0.47)	$(2.29)	$(1.64)
Cumulative effect of change in accounting principle	—	—	—	(0.01)
Net loss	$(0.66)	$(0.47)	(2.29)	$(1.65)
Weighted average number of common shares outstanding during the year - basic and diluted	85,814	79,111	81,494	78,314

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2004	December 31, 2003
	(unaudited)	(1)

Cash, cash equivalents and marketable securities	$374,507	$358,458
Segregated cash	12,301	5,617
Other current assets	6,708	6,244
Property, buildings and equipment, net	89,880	95,365
Investments in, and advances to affiliate and partners	53,345	70,357
Segregated cash - non current	1,700	11,579
Other assets	10,904	10,106
	$549,345	$557,726

Current liabilities	$52,406	$19,882
Other liabilities	92,564	3,833
Convertible notes	296,986	300,000
Shareholders’ equity	107,389	234,011
	$549,345	$557,726

(1) Derived from the December 31, 2003 audited financial statements. For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.